EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-103239, 333-63010, 333-50528, 333-35416, 333-93037, 333-108918 and 333-121117) of Agile Software Corporation of our report dated July 13, 2005, relating to the consolidated financial statements, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in the Annual Report to Shareholders, which is incorporated in this Annual Report on Form 10-K. We also consent to the incorporation by reference of our report dated July 13, 2005 relating to the financial statement schedule, which appears in this Form 10-K.

/s/    PRICEWATERHOUSECOOPERS LLP

San Jose, California

July 13, 2005